SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 14, 2006
WINWIN GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21566	84-1219819
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8687 West Sahara, Suite 201, Las Vegas, Nevada 89117

Address of Principal Executive Offices
Zip Code

(702) 212-4530

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Background

On September 30, 2005, WinWin Gaming, Inc. ("WinWin") entered into a joint venture agreement with Solidus Networks, Inc. ("PBT"). Pursuant to the joint venture agreement and a related note and security agreement, as subsequently amended, PBT loaned WinWin, $2.5 million. This loan will mature on April 30, 2006.

The Amended and Restated Joint Venture Agreement

The Closings and the Closing Conditions.

On April 14, 2006, WinWin entered into an amended and restated joint venture agreement with PBT. The amended and restated joint venture agreement amends and restates the original joint venture agreement that was entered into between WinWin and PBT on September 30, 2006. Pursuant to the amended and restated joint venture agreement, WinWin agreed to sell to PBT, and PBT agreed to purchase from WinWin, shares of WinWin’s series A preferred stock (which would initially be convertible into shares of WinWin common stock at a ratio of ten shares of WinWin common stock for each share of WinWin series A preferred stock) at a purchase price of $7.91 per share.

The amended and restated joint venture agreement contemplates two closings. Each closing is subject to several closing conditions, which are described in more detail below. At the first closing, which is to occur on or before September 30, 2006, PBT is expected to acquire from WinWin a number of shares of WinWin series A preferred stock that will equal 19% of the outstanding capital stock of WinWin on an as-converted-to-common basis as of immediately following the first closing. PBT is expected to pay for these shares by (i) canceling all principal and accrued interest on the promissory note that evidences the $2.5 million loan described above and (ii) issuing to WinWin shares of PBT’s series C preferred stock at a deemed value of $5.00 per share to pay the balance of the purchase price for the WinWin shares acquired at the first closing.

The first closing is subject to the satisfaction or waiver of several closing conditions, including the following conditions:

•	approval of the amended and restated joint venture agreement by PBT’s board of directors;

•	the execution and delivery of an investment option agreement (described below);

•	an increase in the authorized number of WinWin’s board of directors to seven, with at least two vacancies;

•	the execution and delivery of a registration rights agreement (described below);

•	the execution and delivery of a sales representative agreement (described below);

•	approval of an amendment and restatement of WinWin’s certificate of incorporation (described below) by a majority in interest of WinWin’s stockholders; and

•	the filing by WinWin of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware; and

•
other customary conditions such as the accuracy of representations and warranties, performance of covenants, delivery of certificates and opinions and the absence of any legal proceedings that question the validity of the transactions contemplated by the amended and restated joint venture agreement.

If the transactions contemplated by the first closing are completed, then at any time on or before April 14, 2007, PBT may, at its option, which is exercisable or not within PBT’s sole discretion, purchase additional shares of WinWin series A preferred stock sufficient for PBT to increase its ownership interest in WinWin up to thirty-five percent (35%) of WinWin’s capital stock on a fully diluted, as-converted-to-common stock, basis. PBT may pay the purchase price for these second closing shares either in cash, through the issuance of shares of PBT series C preferred stock with a deemed value of $5.00 per share, or a combination of both.

The second closing is also subject to the satisfaction or waiver of closing conditions, including, customary conditions such as the accuracy of representations and warranties, performance of covenants, delivery of certificates and opinions and the absence of any legal proceedings that question the validity of the transactions contemplated by the amended and restated joint venture agreement.

Covenants

WinWin agreed to various covenants in the amended and restated joint venture agreement. Among other things, these covenants impose obligations on WinWin to make required filings under state and federal securities laws, to obtain the requisite stockholder vote to amend WinWin’s certificate of incorporation, to provide PBT with access to WinWin’s senior management, accountants, records and other documents, and to provide PBT with financial and other information regarding WinWin.

Other material covenants and obligations of WinWin under the amended and restated joint venture agreement, include the following:

Board of Directors. At the request of PBT, WinWin’s board must nominate two directors designated by PBT for election to the board of directors of WinWin, and during any period when PBT has the right to elect board members, but has not done so, WinWin must maintain at least two vacancies on its board of directors.

Cooperation. Until December 31, 2006, WinWin is obligated to provide PBT with the following support:

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a reasonable amount of selling support to assist in driving PBT’s biometric authentication and payment solutions into the Chinese video lottery terminal solution that is being prepared for rollout across China.

•	Introductions to senior Chinese government officials with whom WinWin has relationships for the purpose of promoting PBT solutions into other applications beyond video lottery terminals.

•	support from WinWin’s Chinese general counsel for the purpose of making introductions and helping provide tactical and strategic guidance to PBT in connection with its entry into China.

•
physical and logistical support for PBT’s entry into China, including providing access to WinWin’s distribution channels and making available without charge a limited amount of office space in Shanghai.

In addition, under the terms of the cooperation covenants, PBT is required to provide WinWin with reasonable support and assistance in promotional consideration and exposure of WinWin products, services and technologies. PBT is also required to provide WinWin with reasonable support and assistance in identifying sources of equity and debt financing and strategic partners and assistance with obtaining financing from such sources.

Also, under the terms of the cooperation covenants, both parties must use commercially reasonable efforts to identify and exploit opportunities for the benefit of both parties.

Financial Covenant. If at any time WinWin or its accountants determine that WinWin has a material weakness in its internal controls over financial reporting, WinWin must promptly provide notice of this determination to PBT and, upon the written request of PBT remediate the material weakness within three months of the determination, provided that WinWin has available funds (as defined in the amended and restated joint venture agreement) to do so or that PBT agrees to reimburse the reasonable costs of the remediation above specified levels.

Negative Pledge. WinWin agreed not to sell, transfer, pledge or otherwise encumber WinWin’s rights in the shares of PBT series C preferred stock that it may acquire under the amended and restated joint venture agreement. WinWin is also obligated to maintain, preserve and defend its title to the those shares. This covenant expires on the date following an initial public offering of PBT on which any lockup or market standoff restrictions applicable to PBT shares expire.

Termination

The amended and restated joint venture agreement will terminate upon the mutual agreement of the parties. However, either party can terminate the agreement if (a) the first closing doesn’t occur on or before September 30, 2006 and (b) the failure to close is not due to the failure of the terminating party to perform an obligation or satisfy a condition to the first closing.

Indemnification

The representations and warranties set forth in the amended and restated joint venture agreement expire one year following the closing at which the representations and warranties are made. Each party indemnifies the other party for inaccuracies in representations and warranties as of the date of the agreement and as of each closing date. Each party has the right to claw back the securities that it delivered to the other party under the amended and restated joint venture agreement that are sufficient to satisfy the damages that constitute the basis for the indemnification claim. Before PBT can make an indemnification claim to recover damages under the agreement, the extent of the damages must be at least $50,000 in the aggregate. Once the $50,000 threshold is achieved, then PBT would be able to seek indemnification for the entire amount of damages going back to the first dollar of damages. Each party’s maximum indemnification liability under the agreement is limited by the deemed value of the securities exchanged by that party under the agreement.

The Voting Agreement

On April 14, 2006, stockholders of WinWin holding approximately 40% of the issued and outstanding common stock of WinWin entered into a voting agreement. Under the terms of the voting agreement these stockholders agreed not to transfer, pledge, otherwise encumber or dispose of their stock. They also agreed to vote their shares in favor of a proposed amendment and restatement of WinWin’s certificate of incorporation. The voting agreement will terminate on the earlier to occur of (i) the date that the amended and restated joint venture agreement terminates in accordance with its terms, or (ii) the date of the first closing under the amended and restated joint venture agreement.

The Ancillary Agreements

As noted above, at the first closing, WinWin will (a) amend and restate its certificate of incorporation, (b) enter into a registration rights agreement with PBT, (c) grant to PBT an investment option, and (d) enter into a sales representation agreement with PBT. Each of these agreements and instruments are described below:

The Amended and Restated Certificate of Incorporation

At or prior to the first closing, WinWin must amend and restate its certificate of incorporation to, among other things, (i) increase the number of authorized shares of WinWin’s capital stock to 810,000,000 with 750,000,000 shares of authorized common stock and 60,000,000 shares of authorized preferred stock, (ii) create a class of preferred stock to be designated as WinWin’s series A preferred stock, and (iii) to establish a purchase option and redemption right relating to WinWin’s common stock, including any common stock outstanding prior to the filing of the amended and restated certificate of incorporation.

Terms of the WinWin Series A Preferred Stock. The amended and restated certificate of incorporation, when filed, will establish a new series of WinWin preferred stock consisting of 60,000,000 shares that will be designated as series A preferred stock. The series A preferred stock will have the following attributes:

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The series A preferred stock will rank prior to the common stock and any other series of preferred stock established by the board of directors with respect to dividend rights and rights on liquidation and winding up of the company.

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Theseries A preferred stock is entitled to non-cumulative dividends, payable at a rate per annum equal to 8% of the original issue price ($7.91 per share), when and if declared by the board of directors of WinWin.

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Holders of series A preferred stock will be entitled to distributions upon liquidation in the amount of the original issue price ($7.91 per share) plus an additional amount equal to 8% of the original issue price per year and any declared, but unpaid dividends. The term liquidation event includes any acquisition of WinWin by another entity unless WinWin’s capital stock as constituted prior to the acquisition will , immediately after the acquisition represent at least 50% of the voting power of the surviving entity and it also includes a sale, lease transfer or other disposition of all or substantially all of the assets or intellectual property of WinWin.

•
The series A preferred stock votes together with all other classes of capital stock of the company on an as-converted-to-common basis. The holders of the series A preferred stock voting as a separate class are also entitled to elect two directors of WinWin.

•	As long as at least 85% of the shares of series A preferred stock first issued remain outstanding, holders of a majority of the shares of series A preferred stock outstanding have the right to veto:

o	Any alteration or change of the rights, preferences or privileges of the series A preferred stock;

o	The creation of any new series of stock that is senior or on parity with the series A preferred stock with respect to redemption, voting, dividends or distribution of assets upon a liquidation;

o	The creation of any new class of stock unless the shares of that new class of stock are subject to the purchase option and redemption rights of the certificate of incorporation;

o	The repurchase or redemption of any shares of common stock, except in specified instances;

o	Any business combination or sale of a controlling interest by WinWin of any of its subsidiaries or the sale of all or substantially all of WinWin’s assets;

o	A voluntary dissolution or liquidation;

o	Any amendment or waiver to the purchase option and redemption provisions of the WinWin certificate of incorporation;

o
Any amendment or waiver of any provision of WinWin’s certificate of incorporation or bylaws relative to the series A preferred stock or relating to an increase in the authorized number of shares of common stock;

o	The payment or declaration of any dividend or the making of any other distribution on any shares of common or preferred stock; or

o	The authorization or issuance of any additional shares of series A preferred stock or equity securities convertible, directly or indirectly, into additional shares of series A preferred stock.

•
The series A preferred stock is convertible, at any time, into common stock at a ratio of 10 common shares for each preferred share, subject to adjustment. The conversion ratio is subject to adjustment for dilutive issuances (i.e., initially, issuances of common stock or common stock equivalents below $0.791 per share) on a weighted average basis, subject to specified exceptions. In addition, if certain warrants are exercised, then upon conversion of the series A preferred stock additional shares of common stock would be issuable in an amount that is equal to 66% of each share issued upon exercise of those warrants.

Purchase Option; Redemption. The amended and restated certificate of incorporation, when filed, will provide for a purchase option in favor of PBT and a redemption right in favor of WinWin as follows:

Once filed, the amended and restated certificate of incorporation will grant to PBT, to the extent permitted by applicable law, an exclusive irrevocable purchase option to purchase any or all of the outstanding equity securities of WinWin other than WinWin’s outstanding series A preferred stock. The option must be exercised prior to the third anniversary of the date of the filing of the amended and restated certificate of incorporation. The exercise price for the option is determined by the mutual agreement of WinWin and PBT at the time of exercise and failing any such agreement by the valuation process contained in the amended and restated certificate of incorporation. In no event will the aggregate valuation of the securities subject to the option be less than $20,000,000. This option is not assignable, except for assignments to WinWin.

The amended and restated certificate of incorporation will also include a redemption right in favor of WinWin that is triggered by the holders of a majority in interest of the outstanding series A preferred stock. This redemption right would be exercised in lieu of PBT exercising the purchase option described above and is subject to PBT providing the funds necessary for WinWin to acquire the shares subject to redemption. The redemption right expires on the third anniversary of the date of the filing of the amended and restated certificate of incorporation. The redemption price is determined in the same manner as the option exercise price described above and is subject to the same minimum price provision.

Registration Rights Agreement

Under the terms of the form of registration rights agreement that would be entered into at the first closing, upon the request of PBT, WinWin would become obligated to register under the Securities Act in up to two separate registrations, the common stock underlying the shares of series A preferred stock issued to PBT and any other shares of common stock issued to PBT under the amended and restated joint venture agreement. The registration rights agreement also gives PBT customary piggyback registration rights and the right to require WinWin to effect up to an additional two registrations if WinWin is eligible to use Form S-3. Under the registration rights agreement, PBT would also be granted a right of first offer to acquire any new securities that WinWin issues other than with respect to certain specified issuances.

Investment Option Agreement

Under the terms of the form of investment option agreement that would be entered into at the first closing, WinWin would grant to PBT an option to purchase up to a number of shares of series A preferred stock that, together with other securities held by PBT at the time of exercise, will be sufficient to give PBT ownership of up to eighty percent (80%) of the outstanding common stock of WinWin on a fully-diuted basis. The purchase price under the investment option agreement is payable by PBT either in cash, free-trading stock of PBT, or a combination of both. The fair market value purchase price will be determined either by agreement of the parties or, failing such agreement, by an appraisal procedure conducted at the time of PBT’s exercise of the option. The option is exercisable until the third anniversary of the first closing; provided, however, that the option would automatically terminate upon the closing of the sale of all or substantially all of the assets of PBT, or upon the closing of a merger, consolidation or similar transaction in which the stockholders of PBT as of immediately prior to the transaction do not own a majority of the voting power of the surviving company as of immediately following such transaction. The option is not assignable or transferable unless WinWin consents to any assignment or transfer.

Sales Representative Agreement

It is a condition to the first closing that the parties enter into a sales representative agreement that has terms and conditions substantially similar to those described in a term sheet that is an exhibit to the amended and restated joint venture agreement. Those terms include the following:

•	PBT will appoint WinWin as a non-exclusive marketing partner in China.

•	WinWin, at its own expense, will use its best efforts to market PBT’s products.

•	WinWin would be entitled to a mutually agreeable fee based upon the revenues received from PBT customers that WinWin signs up.

The amended and restated joint venture agreement and the voting agreement, along with all exhibits to those agreements, are filed as exhibits to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Joint Venture Agreement, dated as of April 14, 2006, by and between Solidus Networks, Inc. and WinWin Gaming, Inc.

10.2
Voting Agreement, Irrevocable Proxy and Form of Stockholders Written Consent, dated as of April 14, 2006, by and among WinWin Gaming Inc., Solidus Networks, Inc. , and certain stockholders of WinWin Gaming, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2006

WINWIN GAMING, INC.

By: /s/   Larry Goldman____________________________
           Larry Goldman, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Joint Venture Agreement, dated as of April 14, 2006, by and between Solidus Networks, Inc. and WinWin Gaming, Inc.

10.2
Voting Agreement, Irrevocable Proxy and Form of Stockholders Written Consent, dated as of April 14, 2006, by and among WinWin Gaming Inc., Solidus Networks, Inc. , and certain stockholders of WinWin Gaming, Inc.